INTERGRAPH                                           Interoffice Memorandum
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                                                     Office of the Chairman



Date:          April 27, 1995

To:            Intergraph Stock Bonus Plan Participants

From:          Jim Meadlock

Subject:       Voting your Intergraph Shares for the 1995
               Shareholders Meeting
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On behalf of the Board of Directors, I want to encourage you to vote all of the shares that you own through the Stock Bonus Plan.
It is important for you to exercise your rights as a shareholder to influence the affairs of the corporation.

There are four proposals on this year's proxy statement, which you should have already received (or will soon receive). The proposals (as shown on the proxy card) and the Board's recommendations are as follows:

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               Proposal                       Board's
                                          Recommendation
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1.Election of Directors                         FOR
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2.Proposal to ratify the appointment            FOR
  of Ernst & Young  LLP as the
  Company's auditors for the current
  fiscal year.
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3.Proposal to approve the 1995                  FOR
  Intergraph Corporation Employee
  Stock Purchase Plan.
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4.Shareholder proposal that requests          AGAINST
  that the Board of Directors amend
  the Company's Shareholder Rights
  Plan so that it does not interfere
  with any public tender offer which
  treats all shareholders fairly.
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I believe that approval of Proposal 4 would not be in the best interests of shareholders. The Shareholder Rights Plan is designed to encourage persons attempting to acquire a significant ownership interest in the company to negotiate with the Board of Directors. As a result, the Board is provided with sufficient negotiating strength to better maximize value provided to the stockholders. I believe that the Board of Directors is in the best position to assess the adequacy and fairness of any offer, and Proposal 4 would restrain the flexibility of the Board to maximize the value that can be achieved for all stockholders. Because of this result and the uncertainty that the amendment would create as to the Board's role in evaluating tender offers, I do not think that this amendment benefits shareholders, and I urge you to vote against it.

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